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                                                                    EXHIBIT 3.1

                             ARTICLES OF AMENDMENT
                                       TO
                           ARTICLES OF INCORPORATION
                                       OF
                            DIGITAL RECORDERS, INC.

     The undersigned Corporation hereby executes these Articles of Amendment for the purpose of amending its Articles of Incorporation.

     1.   The name of the Corporation is Digital Recorders, Inc.

     2. The Amended and Restated Certificate of Designation of Series F Convertible Preferred Stock which is attached as Exhibit A was adopted by the Board of Directors in the manner prescribed by law and is an amendment to the Articles of Incorporation of the Corporation.

     3. The date of the adoption of these Articles of Amendment by the Board of Directors was March 29, 2004.

     4. These Articles of Amendment do not effect an exchange, reclassification or cancellation of issued shares of the Corporation.

     Dated this 5th day of April, 2004.

                                                  DIGITAL RECORDERS, INC.


                                                  By /s/ DAVID L. TURNEY
                                                     --------------------------
                                                     David L. Turney, President






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                              AMENDED AND RESTATED
                           CERTIFICATE OF DESIGNATION
                                       OF
                      SERIES F CONVERTIBLE PREFERRED STOCK
                                       OF
                             DIGITAL RECORDERS, INC.

Digital Recorders, Inc., a corporation organized and existing under the Business Corporation Act of the State of North Carolina (hereinafter called the "Corporation"), hereby certifies that the following resolution was adopted by the Board of Directors of the Corporation as required by Section 55-6-02 of the Business Corporation Act at a meeting duly called and held on March 29, 2004, and approved by the sole holder of the outstanding shares of the Corporation's Series F Convertible Preferred Stock, par value $.10 per share, as required by
Section 55-10-04 of the Business Corporation Act by written consent dated March 31, 2004;

RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of this Corporation (hereinafter called the "Board of Directors" or the "Board") in accordance with the provisions of the Articles of Incorporation of the Corporation ("Articles of Incorporation"), the Board of Directors hereby amends and restates in their entirety the terms and provisions of the Series F Convertible Preferred Stock, previously established as a series of Preferred Stock, par value $.10 per share (the "Preferred Stock"), of the Corporation and as so amended and restated, the Series F Convertible Preferred Stock shall have the designation and number of shares, and the relative rights, preferences, and limitations thereof as follows:

Section 1. Designation and Amount. The shares of this series shall be designated as "Series F Convertible Preferred Stock" (the "Series F Preferred Stock") and the number of shares constituting the Series F Preferred Stock shall be 400 shares. Such number of shares may be increased or decreased by resolution of the board of directors; provided that no decrease shall reduce the number of shares of Series F Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the corporation convertible into Series F Preferred Stock.

Section 2.  Dividends and Distributions.

            (a) The holders of shares of Series F Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, consistent with applicable law and out of funds legally available therefor, dividends during the period commencing on November 10, 2003 (the "Commencement Date") and continuing for as long as any of the shares of Series F Preferred Stock remain outstanding. Dividends shall accrue quarterly at an annual rate of three percent (3.0%) on the Liquidation Preference (as hereinafter defined) and shall be paid on February 10, May 10, August 10 and November 10 of each year (each, a "Payment Date") (except that if any such date is a Saturday, Sunday or legal holiday, then such dividend shall be payable on the next day that is not a

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         Saturday, Sunday or legal holiday); provided, however, that the first payment of dividends following the Commencement Date shall be made on May 10, 2004. Each such dividend shall be payable in arrears to the holders of record of shares of Series F Preferred Stock, as they appear on the stock records of the Corporation, at the close of business on the date that is fifteen (15) days preceding the Payment Date thereof, provided, however, that the Board of Directors may fix a different record date for any dividend payment, which date shall be not less than ten (10) days nor more than sixty (60) days preceding the Payment Date thereof. Dividends on shares of Series F Preferred Stock shall accrue (whether or not declared) on a daily basis from and including the Commencement Date. Accrued dividends for each Dividend Period (as hereinafter defined) shall be cumulative (whether or not such dividends are declared), but shall not compound. Such dividends shall accumulate to the extent not paid on the Payment Date occurring on the last day of the Dividend Period for which they accrue, and any such accrued and unpaid dividends for any past Dividend Period may be declared and paid at any time, without reference to any regular Payment Date, to holders of record on such date, not more than forty-five (45) days preceding the Payment Date thereof, as may be fixed by the Board of Directors. For purposes of this paragraph, a "Dividend Period" shall mean a quarterly dividend period commencing on the calendar day immediately following the Commencement Date and immediately following each subsequent Payment Date and ending on and including the next following Payment Date. The Series F Preferred Stock shall rank pari passu with the Series E Redeemable Nonvoting Convertible Preferred Stock ("Series E Preferred Stock") and prior and superior to the Series AAA Preferred Stock and the common stock, par value $.10 per share (the "Common Stock"), of the Corporation with respect to the payment of dividends. In the event any new shares of Series F Preferred Stock are issued during any Dividend Period or any shares of Series F Preferred Stock are redeemed by the Corporation or converted during any Dividend Period, the accrued dividends shall be prorated in proportion to the number of days during that Dividend Period during which such shares were outstanding. All accrued but unpaid dividends shall be paid upon redemption or conversion of the shares of Series F Preferred Stock.

         (b) Such dividends shall be payable in additional shares of Series F Preferred Stock; provided, however, that the aggregate number of shares of Series F Preferred Stock issuable as dividends on the Series F Preferred Stock (notwithstanding any adjustment of the rate at which dividends accrue as hereinafter provided) shall not exceed 15.5576 shares without the approval, in accordance with the Corporation's bylaws, by the holders of the Common Stock (other than shares of Common Stock (i) acquired by the initial holder of Series F Preferred Stock upon conversion of such shares of Series F Preferred Stock and held by such initial holder or any of its "affiliates," as defined in Rule 12b-2 under the Securities Exchange Act of 1934, (ii) acquired by an affiliate of such initial holder upon conversion of shares of Series F Preferred Stock, or (iii) held by a subsequent holder of Series F Preferred Stock who continues to hold shares of Series F Preferred Stock and who acquired such shares of Common Stock upon conversion of shares of Series F Preferred Stock). In the event that any payment

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         of dividends in shares of Series F Preferred Stock would require shareholder approval in accordance with the preceding sentence, the Corporation agrees to seek such approval at the next regularly scheduled meeting of shareholders after it has been determined that shareholder approval would be required for the issuance of any shares as dividends on the next scheduled Payment Date, if such shareholder approval shall not have previously been sought. Dividends shall be paid in cash out of funds legally available therefor on any Payment Date(s) that may arise between the date of such determination and the meeting of shareholders at which the shareholders vote on such authorization. In the event the shareholders reject such authorization, such dividends will be paid in shares of Series F Preferred Stock to the maximum extent that they may be so paid without violating the limitations set forth in the first sentence of this paragraph (b), and thereafter, such dividends shall be paid in cash out of funds legally available therefor, commencing on the next Payment Date.

         (c) The number of shares of Series F Preferred Stock (or fraction thereof) issuable on each whole or fractional share of Series F Preferred Stock on each Payment Date shall be equal to the quotient (rounded to four decimal places) obtained by dividing (i) the dollar value of the dividend to be paid thereon by (ii) the Liquidation Preference thereof.

         (d) If the Corporation fails to file with the Securities and Exchange Commission a Registration Statement (which may be the Registration Statement on Form S-3, registration no. 333-111534, filed prior to the date hereof) covering the resale of the Conversion Shares (as defined in the Amended and Restated Registration Rights Agreement dated as of April 1, 2004, between the Corporation and the holder (the "Registration Rights Agreement")), and cause the same to be declared effective by May 15, 2004 (the "Target Effective Date"), assuming full cooperation by the holder of the Series F Preferred Stock, including compliance by the holder with all its obligations under Article I of the Registration Rights Agreement, then the annual rate at which dividends accrue on the Series F Preferred Stock as set forth in subsection (a) of this Section 2 shall increase by one-tenth of one percent (0.1%) for each period of thirty (30) days beyond the Target Effective Date until the Registration Statement is declared effective; provided, however, that the maximum annual dividend rate, as adjusted pursuant to this subsection (d), shall be five percent (5.0%).

         (e) If the average closing bid price for the Common Stock on the principal public trading market for such stock does not exceed 2.5 times the then-current Conversion Price (as hereinafter defined) for any period of seventy-five (75) consecutive trading days, or if such closing bid price does not exceed 2.5 times the then-current Conversion Price for a total of at least one hundred fifty (150) trading days (whether or not consecutive), in either case during the period commencing on the Commencement Date and ending on November 10, 2008, then the rate at which dividends will accrue, as set forth in subsection (a) of this Section 2, shall be increased to ten percent (10%) beginning on November 10, 2008, effective for the dividend payable on the February 10, 2009 Payment Date and continuing for as long as any of the shares of Series F Preferred Stock remain outstanding.

Section 3. Voting Rights. Except as is required by applicable law, the holders of Series F Preferred Stock shall be entitled to vote with the holders of common stock, voting together as a single class, on any matters on which holders of common stock are entitled to vote, and the holder of each outstanding whole or fractional share of Series F Preferred Stock shall be entitled to a number of votes equal to the quotient obtained by dividing the liquidation preference thereof by $2.35. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all whole and fractional shares of Series F Preferred Stock held by each holder) shall be adjusted downward to the nearest whole number.

Section 4. Liquidation.

         (a) The liquidation preference for the Series F Preferred Stock (the "Liquidation Preference") shall equal Five Thousand Dollars ($5,000.00) per share. The Series F Preferred Stock shall be pari passu with Series E Preferred Stock (collectively with the Series F Preferred Stock, the "Preferred Stock") and rank prior and superior to the Series AAA Preferred Stock and the Common Stock with respect to payments upon liquidation, dissolution and winding up. The Series AAA Preferred Stock, the Common Stock and any other class or series of stock ranking junior to the Preferred Stock with respect to payments upon liquidation, dissolution and winding up are referred to, collectively, herein as "Junior Stock".

         (b) In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary (collectively, a "Liquidating Event"), the Corporation shall pay or make adequate provision for the payment of all indebtedness and other obligations of the Corporation. Thereafter, the remaining assets of the Corporation shall be used to pay, prior to any distribution of any of the assets of the Corporation to the holders of Junior Stock by reason of the ownership thereof, an amount equal to the Liquidation Preference per share of the Preferred Stock set forth by the Board of Directors in priority fixed by the Board of Directors, plus an amount equal to accrued and unpaid dividends on such shares, if any.

         (c) After all such Liquidation Preferences shall have been paid in full to each holder of Preferred Stock (including accrued but unpaid dividends), each holder of Junior Stock other than Common Stock shall be entitled to be paid from the remaining assets of the Corporation such amounts, if any, to which such holder may be entitled under any other provision of these Articles of Incorporation prior to any distribution of any of the assets of the Corporation to the holders of Common Stock.

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         (d) Any assets of the Corporation remaining after the payments specified in paragraphs (b) and (c) above shall be distributed pro rata with respect to the outstanding shares of Common Stock.

         (e) If upon any Liquidating Event, the assets of the Corporation shall be insufficient to pay all the holders of any class or series of capital stock the full amount to which they are entitled pursuant to this Section 4, then the following rules shall apply: (i) each holder of shares of the class or series shall be paid his pro rata share, which shall equal the product determined by multiplying the aggregate amount to be paid to all holders of that class or series by a fraction
         (x) whose numerator equals the number of shares of that class or series owned by the shareholder, and (y) whose denominator equals the number of issued and outstanding shares of that class or series, and (ii) in any case in which the owner of two or more series or classes of capital stock shall have equal priority to any distribution, each holder shall be paid his pro rata share, which shall equal the product determined by multiplying the aggregate amount available for payment to all holders of the series or classes with equal priority, by a fraction (x) whose numerator equals the amount such shareholder would receive if the Corporation had adequate funds to pay the Liquidation Preferences of the shares of the series or classes having equal priorities owned by the shareholder, and (y) whose denominator equals the aggregate Liquidation Preferences of all issued and outstanding shares of the series or classes having equal priorities.

         (f) For the purposes of this Section 4, any merger or consolidation of the Corporation into or with any other corporation or entity, or a sale, conveyance, mortgage, transfer, license, pledge, lease or other disposition of all or substantially all of the assets of the Corporation, shall be deemed to be a liquidation, dissolution or winding up of the Corporation unless (i) the shareholders of the Corporation immediately prior thereto shall, immediately thereafter, hold as a group the right to cast at least a majority of the votes of all holders of voting securities of the resulting or surviving corporation or entity on any matter on which any such holders of voting securities shall be entitled to vote; or (ii) the holders of Series F Preferred Stock shall determine, by vote of the holders of a majority of the outstanding shares of such series, voting as a separate class, that it shall not be so deemed.

         (g) For purposes of this Section 4, if any asset distributed to shareholders upon liquidation of the Corporation consists of property other than cash, the amount of such distribution shall be deemed to be the fair market value thereof at the time of such distribution, as determined in good faith by the Board of Directors of the Corporation.

         (h) Written notice of any Liquidating Event stating a payment date, the place where such payment shall be made, the amount of each payment in liquidation and the amount of accrued dividends to be paid, shall be given by first class mail, postage prepaid, not less than ten (10) days prior to the payment date stated therein, to each shareholder of record (whether or not the shareholder is to receive any payment) at such shareholder's address as shown in the records of the Corporation.

Section 5. Redemption.

         (a) The holders of the Series F Preferred Stock shall not have the right to cause the Corporation to redeem shares of their Series F Preferred Stock at any time.

         (b) If the rate at which dividends on the Series F Preferred Stock accrue is increased to ten percent (10%) pursuant to Section 2(d), then, from and after November 10, 2008, the Corporation shall have the right, but not the obligation, exercisable at any time and from time to time, to redeem all or any portion of the outstanding shares of Series F Preferred Stock. All redemptions of less than all outstanding shares of Series F Preferred Stock shall be effected on a pro rata basis.

         (c) The redemption price to be paid by the Corporation for any shares of Series F Preferred Stock shall equal the Liquidation Preference for those shares, plus an amount equal to the cash value of all accrued but unpaid dividends thereon. Upon payment of such redemption price, the Corporation shall have no further obligation with respect to payment of accrued and unpaid dividends.

         (d) If the assets of the Corporation legally available shall be insufficient to pay all the holders of Series F Preferred Stock the full amount to which they are entitled upon any redemption pursuant to this Section, then the following rules shall apply: (i) each such holder shall be paid his pro rata share, which shall equal the product determined by multiplying the aggregate amount to be paid to all holders by a fraction (x) whose numerator equals the number of shares of Series F Preferred Stock owned by the holder, and (y) whose denominator equals the number of issued and outstanding shares of Series F Preferred Stock, and (ii) in any case in which the owners of two or more series or classes of capital stock shall have equal rights to any distribution in connection with the redemption of shares of all such classes of series, each holder shall be paid his pro rata share, which shall equal the product determined by multiplying the aggregate amount available for payment to all holders of the series or classes with equal priority, by a fraction (x) whose numerator equals the amount such shareholder would receive if the Corporation had adequate funds to pay the redemption prices of all shares of the series or classes having equal priorities, and (y) whose denominator equals the aggregate redemption prices of all issued and outstanding shares of the series or classes having equal priorities.

         (e) At least thirty (30) days prior to any redemption, the Corporation will provide to the holders of shares to be redeemed written notice (the "Redemption Notice") of the number of shares to be redeemed (the "Redemption Shares"), the redemption price and the redemption date (the "Redemption Date"). Such notice shall be sent to the address for each holder of Series F Preferred Stock on the records of the Corporation. Upon receipt of any Redemption Notice, holders of Series F Preferred Stock shall send to the Corporation stock certificate(s) duly endorsed for transfer representing the Redemption Shares as provided in the Redemption Notice for receipt by the Corporation on or before the Redemption Date. Upon receipt of stock certificate(s) representing the Redemption Shares

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         endorsed as provided above (but not prior to the Redemption Date), the
         Corporation will send to the holders of the Redemption Shares payment of the redemption price as stated in the Redemption Notice, and if not all the shares represented by the stock certificate(s) provided to the Corporation are to be redeemed, stock certificate(s) representing the shares that have not been redeemed.

         The Corporation shall have no obligation to make any payment for Redemption Shares until the owner of the Redemption Shares complies in full with the procedures set forth above. Notwithstanding failure by any shareholder to comply with the procedures set forth in the preceding paragraph and the consequent failure by the Corporation to pay the redemption price for the Redemption Shares, the Redemption Shares shall, from and after the Redemption Date stated in the Redemption Notice, cease to be issued and outstanding shares of capital stock of the Corporation and the former owner shall not be entitled to vote, receive dividends or exercise any other rights of a shareholder on account of the Redemption Shares. From and after the Redemption Date the sole obligation of the Corporation on account of the Redemption Shares shall be to pay the redemption price stated in the Redemption Notice without interest of any kind for late payment.

         (f) Holders of outstanding shares of Series F Preferred Stock shall have the right to convert such shares into shares of Common Stock in accordance with Section 6 hereof at any time before the close of business on the fifth Business Day preceding the Redemption Date specified for such shares. Without limiting any rights of the Corporation, the Corporation may reduce the number of shares that it has elected to redeem as specified in a Redemption Notice by a number equivalent to the number of shares of Series F Preferred Stock converted into Common Stock during the period beginning on the date of the Redemption Notice and ending on the Redemption Date.

         (g) All shares of the Series F Preferred Stock that shall have been redeemed as herein provided shall no longer be deemed to be outstanding. Any shares of Series F Preferred Stock so redeemed shall be retired and canceled and shall not be reissued, and the Corporation may from time to time take such appropriate action as may be necessary to reduce the authorized Series F Preferred Stock accordingly.

Section 6. Conversion of Series F Preferred Stock. Each holder of shares of Series F Preferred Stock shall have the right to convert all or any portion of such shares as such holder desires to convert, and in certain circumstances such shares shall be automatically converted, into shares of the common stock of the corporation, as follows:

         (a) Optional Conversion. Subject to and in compliance with the provisions of this Section 6, any or all shares of Series F Preferred Stock, at the option of the holder, may be converted at any time or from time to time prior to the fifth Business Day preceding any Redemption Date established for such shares, into a number of fully paid and nonassessable shares (calculated as to each conversion

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         to the largest whole share) of Common Stock determined by multiplying the number of whole and fractional shares of Series F Preferred Stock to be converted by a fraction, the numerator of which is the Liquidation Preference of a share of Series F Preferred Stock and the denominator of which is the conversion price then in effect for the Series F Preferred Stock (the "Conversion Price"). Initially, the Conversion Price is $2.00 per share; provided, however, that the Conversion Price shall be subject to adjustment at the times and in accordance with the provisions set forth below.

         (b) Automatic Conversion. The outstanding shares of Series F Preferred Stock shall automatically convert to shares of Common Stock in the circumstances described in either of the following subparagraphs, as follows:

         (i) If the closing bid price for the Common Stock on The Nasdaq Stock Market (or other exchange or market on which the Common Stock may from time to time be traded) for any period of ten
                  (10) consecutive trading days exceeds $5.88 (the "Target Price"), then all outstanding shares of Series F Preferred Stock shall automatically convert, at the close of the market on the last trading day in such period, into a number of fully paid and nonassessable shares (calculated to the largest whole share) of Common Stock determined by multiplying the number of shares of Series F Preferred Stock then outstanding by a fraction, the numerator of which is the Liquidation Preference of a share of Series F Preferred Stock and the denominator of which is the Target Price, provided that the Target Price shall be adjusted for any stock splits, combinations or similar events occurring after the initial issuance date of the Series F Preferred Stock; and provided further that the resale of the shares issuable upon conversion shall have been registered or shall be subject to available exemption under applicable security laws.

         (ii) Upon any conversion of all or part of the debentures in the face amount of $3,979,000 issued to The Frost National Bank, custodian FBO Renaissance US Growth and Income Trust PLC Trust No. W00740100 and HSBC Global Custody Nominee (U.K) Limited Designation No. 896414 (the "Debentures") into Common Stock, all or a proportionate part, respectively, of the outstanding shares of Series F Preferred Stock shall automatically convert into a number of fully paid and nonassessable shares (calculated to the largest whole share) of Common Stock determined by multiplying the number of whole and fractional shares of Series F Preferred Stock being converted by a fraction, the numerator of which is the Liquidation Preference of a share of Series F Preferred Stock and the denominator of which is the greater of the Conversion Price then in effect or the deemed price (or average price, if more than one) per share of Common Stock at which the conversion of the Debentures shall have been effected; provided that the resale of the shares issuable upon conversion shall have been registered or shall be subject to available exemption under applicable security laws. If such conversion is accompanied by or is a result of any benefit or incentive provided to the holder of the Debentures, then the same benefit or incentive shall be accorded to the Holder of the Series F Preferred Stock.

         (c) Mechanics of Conversion. Before any holder of Series F Preferred Stock shall be entitled to convert the same into full shares of Common Stock, unless the conversion is an automatic conversion, the holder shall surrender the certificate or certificates therefor, duly endorsed for transfer, at the office of the Corporation or any transfer agent of the Corporation and shall give written notice to the Corporation at such office that he elects to convert the same, such notice to state the name or names and addresses to which certificates for Common Stock will be issued. No fractional shares of Common Stock shall be issued upon conversion of Series F Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then-effective Conversion Price. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series F Preferred Stock, or to a third party such holder may designate in writing, a certificate or certificates for the number of whole shares of Common Stock to which he shall be entitled and a check payable to the holder in the amount of any cash amounts payable in lieu of fractional shares as aforesaid, and if less than all the shares of Series F Preferred Stock represented by such certificates are converted, a certificate representing the shares of Series F Preferred Stock not converted. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series F Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

         (d) Adjustments to Conversion Price.

         (i) Adjustments for Subdivisions, Common Stock Dividends, Combinations or Consolidations of Common Stock. In the event the outstanding shares of Common Stock shall be subdivided or increased by stock split or stock dividend, into a greater number of shares of Common Stock, the Conversion Price then in effect shall concurrently with the effectiveness of such subdivision or payment of such stock dividend, be proportionately decreased. In the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Conversion Price then in effect shall concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

        (ii) Adjustments for Reclassification, Exchange and Substitution. If the Common Stock issuable upon conversion of the Series F

                  Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), the Series F Preferred Stock shall thereafter be convertible into, in lieu of the shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock that would have been obtainable in exchange for the shares of Common Stock that were issuable upon conversion of the Series F Preferred Stock immediately before that change.

         (e) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this
         Section 6, the Corporation at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series F Preferred Stock a certificate setting forth such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series F Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series F Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Series F Preferred Stock.

         (f) No Impairment. The Corporation will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action (other than actions taken in good faith), avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in carrying out all the provisions of this Section 6 and in taking all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series F Preferred Stock against impairment.

         (g) Reservation of Stock. The Corporation shall, at all times when the Series F Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, (i) for the purpose of effecting the conversion of the Series F Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series F Preferred Stock and (ii) for the purpose of paying accrued dividends in the form of shares of Series F Preferred Stock, such number of its duly authorized shares of Series F Preferred Stock as shall from time to time be sufficient to pay such dividends.

         (h) Cancellation of Series F Preferred Stock. All shares of the Series F Preferred Stock that shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding. Any shares of the Series F Preferred Stock so converted shall be retired and canceled and shall not be reissued, and the Corporation may from time to time take such appropriate action as may be necessary to reduce the authorized Series F Preferred stock accordingly.